Exhibit A

SCHEDULE OF TRANSACTIONS IN COMMON SHARES

The following table sets forth all transactions in the Common Shares effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market, provided substantially all of the Common Shares purchased on 1/31/2025 and sold on 2/19/2025 were pursuant to privately negotiated block trades, and the price per share includes commissions. The Price Per Share ($) is a weighted average price.

Trade Date	Transaction Type	Number of Shares	Price Per Share ($)
12/23/2024	Purchase	4,326.00	21.60
12/24/2024	Purchase	11,185.00	21.68
12/26/2024	Purchase	4,300.00	21.73
12/27/2024	Purchase	2,948.00	22.12
12/30/2024	Purchase	6,195.00	22.08
12/31/2024	Purchase	3,159.00	22.32
1/3/2025	Purchase	1,400.00	22.51
1/6/2025	Purchase	8,707.00	22.90
1/7/2025	Purchase	25,000.00	22.78
1/8/2025	Purchase	8,697.00	22.84
1/9/2025	Purchase	371	22.98
1/14/2025	Purchase	1,000.00	23.88
1/14/2025	Purchase	1,000.00	23.93
1/15/2025	Purchase	5,000.00	23.70
1/16/2025	Purchase	1,103.00	23.85
1/17/2025	Purchase	697	23.91
1/21/2025	Purchase	3,200.00	23.90
1/21/2025	Purchase	5,000.00	23.78
1/23/2025	Purchase	2,000.00	24.56
1/24/2025	Purchase	2,000.00	24.25
1/24/2025	Purchase	3,000.00	24.32
1/27/2025	Purchase	763	24.31
1/28/2025	Purchase	100	24.31
1/28/2025	Purchase	4,237.00	24.30
1/29/2025	Purchase	1,969.00	23.71
1/29/2025	Purchase	5,000.00	23.73
1/29/2025	Purchase	5,000.00	23.98
1/29/2025	Purchase	5,000.00	24.01
1/30/2025	Purchase	30,737.00	23.58
1/31/2025	Purchase	744	23.50
2/3/2025	Purchase	815,650.00	23.51
2/18/2025	Sale	1,097.00	25.12
2/19/2025	Sale	366,483.00	26.03
2/20/2025	Sale	12,821	27.00